Exhibit 99.1

LogicVision Reports First Quarter Financial Results
One Year Backlog Increases to $10.1M; Q1 Bookings Second Highest
in Company History

SAN JOSE, Calif. – April 22, 2008 – LogicVision, Inc. (NASDAQ: LGVN), a leading provider of test and yield learning solutions, today announced its financial results for the first quarter of 2008, ended March 31, 2008.

First Quarter 2008 Results

Revenues in the first quarter of 2008 were $3.0 million, compared with $2.9 million in the fourth quarter of 2007.

Net loss in the first quarter of 2008 was $1.3 million, or $0.13 per share, compared with a net loss of $700,000, or $0.07 per share, reported in the fourth quarter of 2007. The per share data has been adjusted to reflect the 1-for-2.5 reverse stock split that became effective March 12, 2008.

Gross margins in the first quarter were 72 percent, compared with 71 percent in fourth quarter of 2007.

Operating expenses were $3.4 million in the first quarter, including $177,000 of stock-based employee compensation charges in accordance with SFAS 123 (R). This compares with $2.8 million of operating expenses in the fourth quarter of 2007, including $143,000 of stock-based employee compensation charges in accordance with SFAS 123(R). First quarter 2008 operating expenses included higher selling expenses associated with new orders received in the first quarter in advance of revenue recognition.

At March 31, 2008 LogicVision had $7.4 million in cash, cash equivalents and investments, compared with $8.3 million at December 31, 2007. The company has no outstanding bank debt.

New orders received during the first quarter totaled $10.5 million, the second highest bookings in the company’s history. The company exited the first quarter with a 12-month backlog of $10.1 million, compared with a 12-month backlog of $8.7 million at the end of the fourth quarter.

“In the first quarter, revenues were within our guidance range, bookings were the second highest in the Company’s history and our 12-month backlog increased to more than $10 million,” said James T. Healy, president and CEO of LogicVision. “New orders received during the quarter were very good; however, our first quarter cash balance was below our guidance and our net operating loss was more than our guidance primarily due to higher expenses associated with first quarter new orders, which were not factored into our previous guidance.

“We recently signed a contract extension with a major customer and added new customers that could potentially grow into bigger accounts, all of which contributed to our solid first quarter bookings. There are a variety of market trends that are increasing the need for our Built-In-Self-Test (BIST) solutions. For example, integrated circuit (IC) designers are under intense pressure to decrease the cost of their components in order to increase profits. This reduction in cost-per-function is driving companies to use higher gate densities, resulting in the fast growth of submicron design starts. At the same time, companies are demanding higher quality ICs in order to avoid the impact of warranty costs and help ensure market success. As a result, we are seeing companies that historically have had internal BIST technologies begin to transition from a ‘make’ to a ‘buy’ decision. As the only viable commercial BIST supplier for logic in the market today, LogicVision is well positioned to capitalize on these trends. We believe we are on track to record solid year-over-year revenue growth,,” said Mr. Healy.

Guidance for the Second Quarter of 2008

  Revenues are expected to be in the range of $3.0 million to $3.2 million.

  Net loss is expected to be in the range of $800,000 to $1.0 million, or a net loss in the range of $0.08 to $0.10 per share.

  Cash, cash equivalents and investments are expected to be between approximately $6.0 million and $7.0 million at the end of the second quarter.

Conference Call

LogicVision will broadcast its conference call discussion of first quarter of 2008 financial results today, April 22, 2008 at 2 p.m. Pacific time. To listen to the call, please dial 800-988-0490, pass code: “LogicVision.” A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial 203-369-0237. The LogicVision financial results conference call will be  available via a live web cast on the investor relations section of the company’s web site at http://www.logicvision.com. An archived web cast of the call will be available at http://www.logicvision.com for one year.

About LogicVision, Inc.

LogicVision (NASDAQ: LGVN) provides proprietary technologies for embedded test and yield learning that enable more efficient manufacturing test of complex semiconductors. LogicVision's embedded test solutions allow integrated circuit designers to embed test functionality into a semiconductor design that is used during semiconductor production test and throughout the useful life of the chip. The company's advanced Design for Test (DFT) product line, ETCreate, works together with Silicon Insight applications and Yield Insight to improve profit margins by reducing device field returns and test costs, accelerating silicon bring-up times and shortening both time to market and time to yield. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

FORWARD LOOKING STATEMENTS

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s outlook, expectations of customer renewals, the Company’s ability to obtain purchase orders from new customers, new customer expansion in use of the Company’s products, and increases in the adoption of the Company’s products by existing customers, interest in the Company’s products, trends in capital spending in the semiconductor industry, the Company’s expected financial results, including revenues, net loss, and cash, cash equivalents and investments and the Company’s ability to achieve positive cash flow and profitability are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that orders could be modified or cancelled, existing customer orders may not be renewed, existing customers may not expand their use of the Company’s products or increase their adoption of the Company’s products, new customers may not adopt or expand their use of the Company’s products, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, whether customers accept the Company’s new and existing products, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision’s Annual Report on Form 10-K for the year ended December 31, 2007 and from time to time in LogicVision’s SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision, Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

Contacts:
Bruce M. Jaffe	(408) 453-0146
Vice President & CFO	InvestorRelations@logicvision.com
- Summary financial data follows -

LOGICVISION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	March 31,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$5,600	$6,783
Short-term investments	1,826	1,544
Accounts receivable, net of allowance for doubtful
accounts of $11 and $20, respectively	1,138	996
Prepaid expenses and other current assets	1,278	1,345
Total current assets	9,842	10,668
Property and equipment, net	454	510
Goodwill	6,846	6,846
Other long-term assets, net	230	239
Total assets	$17,372	$18,263

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$441	$413
Accrued liabilities	1,468	2,015
Deferred revenue, current portion	7,083	5,859
Total current liabilities	8,992	8,287
Deferred revenue	99	605
Other long-term liabilities	151	165
Total liabilities	9,242	9,057

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $0.0001 par value:
Authorized: 5,000,000 shares;
Issued and outstanding: no shares issued and outstanding	-	-
Common stock, $0.0001 par value:
Authorized: 50,000,000 shares;
Issued and outstanding: 9,679,000 shares at March 31, 2008
and 9,666,000 shares at December 31, 2007	1	1
Additional paid-in capital	109,118	108,921
Accumulated other comprehensive income	62	68
Accumulated deficit	(101,051)	(99,784)
Total stockholders' equity	8,130	9,206
Total liabilities and stockholders' equity	$17,372	$18,263

Note: All share and per share data has been adjusted to reflect the 1-for-2.5 reverse stock split which became effective March 12, 2008.

LOGICVISION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
License	$1,384	$1,105
Service	1,586	1,525
Total revenues	2,970	2,630

Cost of revenues:
License	176	231
Service	655	523
Total cost of revenues	831	754
Gross profit	2,139	1,876

Operating expenses:
Research and development	1,008	955
Sales and marketing	1,506	1,301
General and administrative	894	912
Total operating expenses	3,408	3,168

Loss from operations	(1,269)	(1,292)
Interest and other income, net	18	105

Loss before provision for income taxes	(1,251)	(1,187)
Income tax provision	15	16

Net loss	$(1,266)	$(1,203)

Net loss per common share, basic and diluted	$(0.13)	$(0.12)
Weighted average number of shares outstanding, basic and diluted	9,674	9,643

Note: All share and per share data has been adjusted to reflect the 1-for-2.5 reverse stock split which became effective March 12, 2008.